GENEVA INVESTMENT MANAGEMENT OF CHICAGO, LLC

CODE OF ETHICS

Dated June 14th, 2007

As an investment adviser, Geneva Investment Management of Chicago, LLC (“Geneva” or the “Firm”) owes its Clients the highest duty of diligence and loyalty.  Accordingly, one of the fundamental policies of the Firm is to avoid or disclose any conflict of interest.  In furtherance of this fundamental policy, this Code of Ethics (“Code”) has been adopted by the Firm.

The Code applies to each Employee and Principal of the Firm (each an “Employee”).  Each Employee and Principal should consult with the Chief Compliance Officer or the Designated Replacement (“Chief Compliance Officer”) regarding any question about the Code or other issues relating to the Firm's fiduciary obligations to its Clients before taking any action.  Please also remember that the Firm has developed Policy and Procedures to Prevent the Misuse of Inside Information (“Inside Information Policy”).

ARTICLE I

GENERAL STANDARDS

Section 1.01        Fair Dealing.  Each Employee shall act in a manner consistent with the obligation of the Firm and each person covered by the Code is required to deal fairly with all Clients when taking investment action.  Each Employee should conduct himself in a manner based on fundamental principals of openness, integrity, honesty and trust. Every Employee is required to comply with all applicable federal securities laws.  Geneva’s Employees have the responsibility to act at all times in the Client’s best interest and must avoid or disclose conflicts of interest.  Any investment ideas developed by any Employee in the course of such Employee’s work for the Firm shall be made available for personal trading by the Firm’s Employees solely in a manner consistent with this Code.  In that regard, the Investment Committee will make its best efforts to ensure that every other Employee subject to this Code periodically is informed as to investment ideas under serious consideration for the Firm’s investment strategies.

Section 1.02        Personal Securities Transactions.  No Employee may purchase or sell or effect a purchase or sale or caused to be purchased or sold any security in which the Employee has a beneficial interest except in accordance with this Code.  See the Appendix A “Examples of Beneficial Ownership” for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code.  The Chief Compliance Officer will run and review a daily Buys and Sells report using the Advent System to ensure proper compliance with the Code for the Employee brokerage accounts for which Geneva has an electronic link.  For Employee accounts for which Geneva does not have an electronic link, the Chief Compliance Officer will review Employee account statements or holding and transaction reports to ensure proper compliance with the Code.

Section 1.03       Gifts, Favors, and Gratuities.  An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, Client, portfolio company (i.e., a company whose securities are held by a Firm Client), supplier, or other person or organization with whom the Firm has a business relationship, that creates a conflict between the Employee’s personal financial interest and the interests of the Firm's Clients.  Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life.  Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business.

No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

Section 1.04       Confidentiality.  Information relating to any Client’s portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside the Firm, unless that Employee has been specifically authorized by the Client to release that information.  All Employees should read and be familiar with the Firm’s Privacy Policy.

Section 1.05       Service as a Director.  No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, unless such service has been authorized by the Chief Compliance Officer.  Board service increases the likelihood of becoming aware of material, non-public information.  Please refer to the Firm's Inside Information Policy.

Section 1.06       Exemptions from the Code’s Provisions.  The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee and the Firm's Clients, not to impose undue financial burdens on persons subject to the Code.  For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code (except the provisions requiring reporting of personal securities transactions) if, in the judgment of the Chief Compliance Officer, the proposed conduct would involve negligible opportunity for abuse.

Section 1.07       Employee Education. Geneva requires all Employees to be provided with a copy of the current Code of Ethics, and each person must acknowledge his or her receipt of the Code (and any amendments thereto) in writing.

ARTICLE II

TRANSACTIONS COVERED BY THE CODE

AND EXEMPT TRANSACTIONS

The Code regulates personal securities transactions as a part of the effort by the Firm to detect and prevent conduct that might create an actual or potential conflict of interest with a Client.  The Code flatly prohibits certain transactions and establishes reporting requirements for all transactions except those listed as exempt in Section 2.02.

Section 2.01       Transactions Covered by the Code.  Every transaction in a security by or for the benefit of an Employee is subject to the Code.  All employees are defined as having access to trading information at the Firm.

Security is defined very broadly for purposes of the Code.  Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

The Code covers transactions in the personal account of an Employee, the account of any member of the Employee’s Immediate Family (defined in its entirety as spouse, children, parents, siblings, but excluding Employee Accounts) over which the Employee has discretion, any other account in which the Employee has a direct or indirect financial or “beneficial” ownership interest or in any non-Client account controlled by or under the influence of the Employee (defined inclusively as “Family Accounts”).  As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see Appendix A of the Code for examples of ownership arrangements covered by the Code.  Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

If you have any questions about whether a transaction is covered by the Code, contact the Chief Compliance Officer or the designated replacement before taking any action.

Section 2.02       Exempt Transactions.  The following transactions are exempt from the reporting provisions of this Code:

(a)         purchases or sales effected in any account over which an Employee has no direct or indirect influence or control, in any account of the Employee  which is managed on a discretionary basis by a person other than the Employee or the Firm and with respect to which the Employee does not, in fact, influence or control purchase or sale transactions; or

(b)         transactions involving: shares of registered open-end investment companies (mutual funds other than mutual funds managed by the Firm); direct obligations of the United States Government; municipal bonds, bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt securities, including repurchase agreements; money market funds; or shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not under the management of the Firm.  Exchange Traded Funds are not exempt and are considered reportable securities under the Code.

ARTICLE III

PERSONAL INVESTMENT RULES
Section 3.01        (a) Definitions.

(i)	An Employee is any person in the employment of Geneva, whether by contract, agreement or at will. Principals are included in the definition of Employee.

(ii)	An Immediate Family Member, defined in its entirety, is an Employee’s spouse, child, parent or sibling.

(iii)
An Employee Account is any account of an Employee; or the account of any relative living in the same household as the Employee; or any account in which the Employee has a Beneficial Interest (As defined on Appendix A); or any Non-Client or Non-Immediate Family Account over which an Employee exercises discretion or influence over the investment decisions of an account.

(iv)
A Family Account is the account of an Immediate Family Member (as defined above) of an employee managed by Geneva, but does not include Employee Accounts.  A Family Account must be coded as Family Accounts in the CRM for monitoring all Personal Trading.

(v)	A Client Account is any account at Geneva other than a Family Account or an Employee Account.

(vi)
An Investment Trade is any Client trade, other than a Maintenance Trade, in which the Firm exercises investment discretion on behalf of a Client’s account or otherwise effects a transaction for a Client account as a result of a change in the weightings or portfolio holdings of one of the Firm’s investment strategies. All Batch trades are investment trades.

(vii)
A Batch Trade is any trade in which the Firm will aggregate orders of more than 10 accounts (block trade) with respect to a single security.  A block trade must consist of at least 80% non-family, non-employee accounts. When orders are aggregated, each participating account receives the average share price for the transaction and bears a proportionate share of all transaction costs, based upon each account’s participation in the transaction, subject to the Firm’s discretion depending on factual or market conditions and the duty to achieve best execution for client accounts.  Clients participating in block trading may include proprietary or related accounts. Geneva does not break the Family portion of Batch trades without written permission of the Chief Compliance Officer.

(viii)
A Tax Harvest Trade is a transaction performed on a model portfolio security to realize gains or losses in the security for tax reasons.  Each Employee shall be able to place trades focused on harvesting taxable gains or losses once per calendar quarter for all their personal accounts.  The Chief Compliance Officer and the Trader responsible for the trade must be notified when the trade sheet is submitted.  The Employee shall mark the trade sheet “Tax Harvest” and shall identify which securities are to be sold.  For losses, the security will be bought back into the account automatically on or about the 32nd calendar day after the trades are placed, if the security is still in the model strategy for which the account is coded.  For gains, the security will be repurchased the same day as the sale.  Family members are to be treated as Clients for tax harvest trades.

(ix)
A Maintenance Trade is a transaction in an account that arises as a result of one of the following:  (1) In a Client Account within four trading days of additional cash becoming available for investment as result of any of the following actions: (a) a deposit, (b) security sale (unsupervised or a non-model strategy security differing from the strategy assigned to the account), (c)  reducing a cash buffer, or (d)  Relationship Manager has a discussion with Client regarding how newly available cash will be invested; which causes Geneva to purchase additional securities for the account in a manner that substantially conforms the account to the respective Firm investment strategy chosen by the Client; (2) In a Family or Employee Account within four trading days of additional cash becoming available for investment as result of any of the following actions: (a) a deposit, (b) security sale (unsupervised or a non-model strategy security differing from the strategy assigned to the account), (3) a Client Account requires cash from an account to meet a cash buffer (4) a Family or Employee Account withdrawing cash from an account (including pursuant to systematic planned withdrawals) being managed under one of the Firm’s investment strategies, which causes the Account to sell securities. This must be accomplished in one of following methods: A Proportional Trim whereby the account sells a proportional share of each security; A sale of a Non-Model Security where securities not in the model strategy the account is coded in are sold, Over weighted holdings are sold to bring the account in line with the model weightings; or in the alternative if none of the other options are available with permission of the CCO, the holdings generating the least amount of taxable consequences may be sold; (5) an existing Client Account switching all or a portion of his/her assets into a new Firm investment strategy, any of which causes the investment adviser responsible for the account to purchase securities for the account in a manner that substantially conforms the new account to the selected Firm investment strategy.  Client trades must be effected within four trading days of being entered into the Customer Relationship Management (CRM) software. No trades may be executed for a strategy change prior to being entered into the CRM; or (6) an employee switching all or a portion of his/her assets into a new Firm investment strategy must inform the trading desk, (7) A Tax Loss Harvest Trade (8) an unsolicited trade ordered by the Client.  (9) when a new Family Account (Non-Employee) receives an initial deposit of funds, the investment adviser shall invest the account beginning no later than 60 days after the initial cash becomes available or the first non-batch trade, which ever is sooner.  (10) when a Family Account (Non-Employee) makes a subsequent deposit of over $25,000.00, the investment adviser shall be given 31 days to invest the funds.

(x)
The Chief Compliance Officer shall review any requests for an exception to any of the above transactions and their consideration as a maintenance trade.  Documentation shall accompany each exception granted.  All account activity shall be counted as from the time the funds are received by the Custodian (i.e. As from the time deposits are credited to an account on the custodial accounting systems).

(xi)
Persons employed as Sector Analysts who maintain model sector portfolios may treat those models as firm strategies for their own Sector.  All of the other Code of Ethics rules pertaining to Personal Trading will still apply.  Those persons may trade individual securities (Securities not part of any Geneva Strategy or the Analyst’s sector strategy) in their personal accounts (coded Hold) with approval from the all members of the Portfolio Management team.

 (b)        Blackout Periods for Employee Personal Trades.  All Employee personal trading is subject to the following blackout periods:

•
Three Day Blackout for Personal Trades Executed Prior to an Investment Trade.  No Family Account managed or held at Geneva may purchase or sell any security during the three business days prior to an Investment Trade in that same security. It is Geneva’s policy that the interest of the Client comes first. Therefore, in any case in which a Family Account has executed a personal trade 3 trading days prior to an Investment Trade, the trade shall be cancelled.  However, any three trading day blackout period shall be disregarded in instances where the Firm purchases additional amounts of the same security as a result of its determination to increase that security’s percentage weighting in one of the Firm’s investment strategies.  For example, Geneva purchases an initial 2.5% position in XYZ Corp. on Monday October 11, 2004 through a batch trade with Employee accounts included.  Two trading days later, Geneva decides to increase XYZ Corp. to a 3.3% position weighting to be executed through another batch trade (again with Employee accounts included).  The October 11th restriction date shall be disregarded and October 13, 2004, shall begin a new blackout period for XYZ Corp.

•
Batch investment trades in multiple strategies shall be exempt from restricting each other.  Investment trades in the same security for different Geneva investment strategies shall be exempt from the prohibition of trading Restricted List securities if the security being traded is part of a Batch (as defined in this Code of Ethics).  This applies to increases or decreases of percentages in the strategy as well as additions or deletions to a strategy.

                                 The provisions of this paragraph shall not apply to any personal trade effected during the three business day period prior to a Maintenance Trade for any Client or
                                 Family account.

               (c)           Employee Trading Restrictions.  Employees must follow the following investment restrictions with regards to personal accounts:

(i)
If an Employee account is invested in a firm investment strategy, no non-model securities may be purchased.  (For example should an account be coded CA-1, no securities that are not in the CA-1 model may be purchased by the Employee.)  Mutual funds and exchange traded funds are excepted from this rule.

(ii)
If an Employee account is not invested in a firm investment strategy and is coded “Hold”, no model portfolio holdings may be purchased in the account.  (For example at the time of purchase, no security may be purchased in an employee Hold account that is held in any model portfolio strategy.) Mutual funds, fixed income and exchange traded funds are excepted from this rule. No Employee will be forced to sell a security should their account hold a security that is subsequently purchased by a model portfolio.

(iii)
Mutual Funds and exchange traded funds (for example: Qube, Spyder, and Diamond) may be traded without restricting the security in any account, without regard to the investment strategy.  However exchange traded funds are to be listed as covered securities and entered onto the Restricted List upon trading.  The Chief Compliance Officer will make an exception and allow trading if the security is Restricted.

 (d)        Personal Trades on the Same Day as an Investment Trade.  No Employee may engage in a personal trade on the same day as an Investment Trade in that same security, except under the following circumstances:

•
the Employee requests that the Firm’s trading desk include the personal trade in a batch Investment Trade designated to be executed at the custodian where the Employee’s account also is maintained.  If included in such a batch trade, the Employee shall receive the average price of the security in the batch and shall share pro-rata in the costs of the batch transactions; or

•	if the Firm is unable to include the Employee personal trade in a batched Investment Trade, the Employee trade must be effected subsequent to all batch Investment Trades effected that day.

(e)        Additional Personal Investment Rules for Principals.  In addition to the Employee personal trading rules, Principals of Geneva are required to adhere to the following:

(i)	As of November 1st, 2004 Principals of Geneva cannot purchase stock of any public company other than model portfolio companies.

(ii)
After November 1st, 2004, Principals will be allowed to sell non-model portfolio stocks that were owned as of November 1st, 2004.  Principals are strongly encouraged to liquidate non-model portfolio positions as soon as possible, although they can be held as long as deemed necessary.

(iii)
Principals are allowed to use mutual funds and exchange traded funds for margin activities. Use of margin debt is allowed but must be less than the speculative portion of the account.  Principals may not use model portfolio companies for margin purposes.  Said differently, the value of the portfolio company holdings must be equal to or less than the value of the account.

(iv)	The Chief Compliance Officer, or a designated replacement, will report any personal trading violations to Geneva’s Management Committee.

 (f)         Fraudulent Practices.  No Employee shall employ any device, scheme or artifice to defraud any Client or prospective Client, or engage in fraudulent, deceptive or manipulative practices.

                 (g)        Front-Running.  No Employee shall engage in “front-running” an order or recommendation (including a trade on behalf of a Client that was unsolicited), even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a Client of the Firm.  Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

 (h)        Inside Information Policy.  No Employee may purchase or sell any security prohibited by the Inside Information Policy.

See the Inside Information Policy in the Policy and Procedure Manual for more information and definitions.

 (i)         Initial Public Offerings.  No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering of that security, except without the prior approval of the Chief Compliance Officer.

(j)          Private Placements.  No Employee may purchase any security in a private placement (i.e., an offering that is exempt from registration pursuant to either Section 4(2) or 4(6) of the Securities Act of 1933) without the prior approval of the Chief Compliance Officer.

(k)         No Option Trading Permitted on Certain Securities.  No Employee may buy or sell an option on any security that is a portfolio security in one of the Firm’s investment strategies, or that the Employee has reason to believe will be included as a portfolio security in one of the Firm’s investment strategies, without prior approval of the Chief Compliance Officer or the designated replacement.  Principals may not purchase any options of any security except as specifically permitted in this Code (Solely in Exchange Traded Funds and Mutual Funds).

Section 3.02       Quarterly Reports of Personal Investments and Transactions.

(a)         Designated Brokerage Account.  Personal accounts of an Employee that are maintained as brokerage accounts must be held at Charles Schwab or Geneva must be authorized and able to establish an electronic link to the account using the Advent system.  If this is not the case, the Employee must receive permission from the Chief Compliance Officer or the designated replacement to maintain an account elsewhere.  Every Employee shall direct, in writing, any custodian for which Geneva does not have an electronic link and at which the Employee has an account, to supply to the attention of the Chief Compliance Officer, on a quarterly or monthly basis, duplicate copies of account statements showing all trades in such account. Any Employee account for which Geneva does not have an electronic link should be identified by the Employee by providing to Geneva a written representation of all such accounts.

(b)         Reporting of Personal Securities Transactions.  Geneva requires every Employee to report to the Chief Compliance Officer all personal securities transactions and holdings in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial interest in the security; provided, however, that an Employee shall not be required to make a report with respect to Exempt Transactions (as defined in Section 2.02, above).  Reports required to be made under this paragraph shall be made not later than 30 business days after the end of the calendar quarter in which the transaction was effected.  An initial holdings report is required for all new Employees within 10 days of their employment start date with Geneva.  A report shall be made in a format that contains the following information:

•	the date of the transaction;

•	the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer, bank or other financial institution with or through whom the transaction was effected; and

•	Date the report is submitted.

(c)         Initial and Annual Holdings Reports..  All Employees shall disclose all personal holdings of securities no later than ten (10) days after commencement of employment (“Initial Holdings Report”), and thereafter on an annual basis (“Annual Holdings Report”).  Annual Holding Reports shall be delivered to the Chief Compliance Officer no later than January 30th of the following calendar year.  The information provided must be current as of a date not more than 45 days prior to the individual becoming subject to the Code or the date the report is submitted.

Initial Holdings and Annual Holdings Reports shall contain the following information:

(i)	title and type of security , and as applicable the exchange ticker symbol or CUSIP number, number of shares, principal amount, current price and market value of each Security held beneficially;

(ii)	the name of any broker, dealer or other market intermediary with or through which the investment person maintains an account and the account number; and

(iii)	the date the report is submitted.

A form of Initial/Annual Holdings Report is attached hereto as Exhibit B

Notwithstanding the other provisions of this Code, no quarterly report is required for such personal securities transactions which have been executed through Charles Schwab or any other firm where Geneva has an electronic link and for which the Firm receives duplicate confirmations and/or statements.

ARTICLE IV

ADMINISTRATION OF THE CODE

Section 4.01       Communications.

(a)         Annual Certification.  Geneva will circulate the Code of Ethics to its Employees when significant modifications are made, but not less than annually regardless of any changes.  At that time, each Employee is required to sign a Compliance Certificate (attached as Exhibit A) and return the executed copy to the Chief Compliance Officer.  Each Employee is required to identify in the Compliance Certificate each brokerage or other account holding publicly traded securities in which the Employee has a beneficial interest, that the Employee controls or in which the Employee shares profits.

Section 4.02       Review of Personal Securities Transactions.

The Chief Compliance Officer or someone under his or her supervision shall review all personal securities transaction reports or employee personal statements.

Section 4.03       Record Keeping Requirements

Geneva requires the following records to be maintained:

•	copies of the Code must be kept for 5 years after it was last in effect;

•	supervised person’s written acknowledgements of receipt of the Code must be kept for 5 years after the individual ceases to be an Employee;

•	a list of names of Employees (include every person who was an Employee at any time within the past five years);

•	holdings and transactions reports and any other documentation submitted in substitution for these reports; and

•	records of decisions approving any Employee’s acquisition of securities in IPOs and limited offerings.

ARTICLE V

VIOLATIONS OF THE CODE

If the Chief Compliance Officer determines that an Employee has violated, or possibly violated, any of the provisions of this Code, the Firm may impose sanctions on the Employee, including unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

Geneva requires every Employee to report any violation(s) of the Code promptly to the Chief Compliance Officer.

Violations of this Code may also violate the federal securities laws.  Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

APPENDIX A
EXAMPLES OF BENEFICIAL OWNERSHIP

You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

1.           Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

2.           Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

3.           Securities held by a pledge for your account;

4.           Securities held by a trust in which you have an interest.  A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

5.           Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

6.           Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

7.           Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

8.           Securities held by a personal holding company controlled by you alone or jointly with others;

9.           Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

10.         Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home.  This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

11.         Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

12.         Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.
APPENDIX A

EXHIBIT A
GENEVA INVESTMENT MANAGEMENT OF CHICAGO, LLC

CODE OF ETHICS

COMPLIANCE CERTIFICATE

1.
I certify that I received a copy of the Geneva Investment Management of Chicago, LLC Code of Ethics. I have read and understand the Code and the Privacy Policy. I will comply with the Code, and will report all of the information that I am required to report under the Code. If I have any questions about the applicability of the Code, or my obligations, I will ask the Chief Compliance Officer of Geneva Investment Management of Chicago, LLC or the residing members of the Management Committee.

                 Signature:

                 Print Name:

                  Date:

EXHIBIT B
Geneva Investment Management of Chicago, LLC
181 West Madison, Suite 3750
Chicago, IL  60602

Initial/Annual Holdings Report

In accordance with the Code of Ethics for Geneva Investment Management of Chicago, LLC (GIM), each Employee must make an Initial Holdings Report no later than 10 days after commencement of their employment with GIM and an Annual Holdings Report no later than 30 days of the following year.  The information provided must be current or be a representation of not more than 45 days prior to the individual becoming an Employee or the date the report is submitted.

Name of Security	# of Shares or Principal Amt	Current Price	Market Value	Account Number	Name of Broker/Custodian

Brokerage Accounts

Below is listed each brokerage or other account holding publicly traded securities in which I have a beneficial interest, control or share of the holdings.  I understand that I am required to submit a separate approval request form to Geneva for authorization to hold any of these accounts to which Geneva does not have an electronic link.  A form of Request for Non-Preferred Custodian Account Approval is attached hereto as Exhibit C.

TITLE	CUSTODIAN	ACCOUNT NUMBER

[   ]           Check if Statement(s) is/are attached to satisfy the above.

I shall request in writing that each custodian send monthly or quarterly account statements (or a detailed transaction report indicating every security transaction executed on my behalf during the period) for each account to Geneva’s Chief Compliance Officer or the designated replacement and provide Geneva with copies of such (or otherwise properly fulfill Geneva’s security transaction reporting requirements) until custodian is properly set-up to execute this request.  I understand I am required to provide this information no later than 30 days after the end of each calendar quarter.

My signature below shall constitute an affirmation that I have reported all securities in which I have a direct or indirect beneficial ownership interest and have otherwise complied with the Code.

Signature: _________________________________                                                                                             Name (Print):______________________________________

Title (Print): ________________________________                                                                                             Date: ___________________________________________

EXHIBIT C
Geneva Investment Management of Chicago, LLC
Request for Non-Preferred Custodian Account Approval

I have a beneficial interest in the following accounts for which Geneva does not have an electronic link:

Account Title	Account #	Custodian

Reason for request:

A. Requestor:  please sign below:                                                                                        Reviewer:  Sign if Approved

___________________________________________                                               _____________________________________
Print name of Principal or Employee                                                                                     Print Name of Reviewer

___________________________________________                                               _____________________________________
Signature                                                                                                                                  Signature

___________________________________________                                              _____________________________________
Date                                                                                                                                          Date

B.  All Employee’s accounts are held at custodian for which Geneva has an electronic link:

I certify that I am not holding any publicly traded financial securities in accounts other than accounts for which Geneva has established an electronic link and receives daily transaction activity, including accounts in which I have a beneficial ownership interest.  I addition, I certify that I do not control or influence any non-Client accounts for which Geneva is not authorized as the investment adviser.

___________________________________________                                                 __________________________________________________
Print name of Principal or Employee                                                                                    Print Name of Reviewer

___________________________________________                                                 __________________________________________________
Signature                                                                                                                                     Signature

___________________________________________                                                 __________________________________________________
Date                                                                                                                                              Date